Exhibit 8.1

Dentons Europe LLP Rechtsanwälte Steuerberater Thurn-und-Taxis-Platz 6 60313 Frankfurt am Main Germany dentons.com

IMMUNIC AG

Am Klopferspitz 19

82152 Planegg-Martinsried

Germany

February 13, 2019

Ladies and Gentlemen:

Registration Statement on Form F-4

We are acting as special German tax counsel to Immunic AG, (“Immunic”), a German stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, in connection with the proposed Transaction between Immunic and Vital Therapies, Inc. (“Vital Therapies”), a corporation organised under the laws of Delaware, USA (the “Transaction”). The Transaction will be effected pursuant to the exchange agreement (the “Exchange Agreement”), which is attached as Annex A to the proxy statement included in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2019 (the “Registration Statement”). You have requested our opinion concerning the statements of legal conclusions in the Registration Statement under the caption “Tax Treatment of the Transaction” in the sub section “German Tax Consideration”.

1.	Scope of Opinion

1.1.

This opinion is based upon and confined to the tax laws of Germany presently in force, as currently applied and construed by the tax authorities and tax courts in Germany. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We have made no investigation of and this opinion does not address the laws of any jurisdiction other than Germany. This opinion is subject to German law.

1.2.

We have not been asked to render and we do not express any opinion or advice regarding the commercial value of the transaction discussed in this opinion to any corporation, partnership, entity or individual. Also we cannot and we do not advise on any of the financials aspects, risks and benefits of this transaction and nothing in this opinion shall be implied to this effect.

1.3.

This opinion exclusively deals with the German tax position of Shareholders of Immunic (as defined below) under German tax law as described in the Registration Statement under the heading “Tax Treatment of the Transaction” in the sub section “German Tax Considerations”. This opinion does not relate to any other issue or element of the overall transaction. We have not advised Vital Therapies in connection with the Transaction. We express no opinion as to the tax treatment of any corporation, partnership, entity or individual involved or affected by the Transaction contemplated in

HPRP ▶ Zain & Co. ▶ Delany Law ▶ Dinner Martin ▶ Maclay Murray & Spens ▶ Gallo Barrios Pickmann ▶ Muñoz ▶ Cardenas & Cardenas ▶ Lopez Velarde ▶ Rodyk ▶ Boekel ▶ OPF Partners ▶ 大成

Dentons is a global legal practice providing client services worldwide through its member firms and affiliates. Each of those member firms and affiliates, including Dentons Europe LLP and their affiliated undertakings, is a separate and distinct legal entity. Dentons Group (a Swiss Verein) does not itself provide legal or other client services.

Dentons Europe LLP is a Limited Liability Partnership registered in England and Wales with Registration Number OC 316822. A list of the members of Dentons Europe LLP is aVital Therapiesable at its Registered Office: One Fleet Place, London EC4P 4GD, United Kingdom. Please see dentons.com for Legal Notices.

February 13, 2019 Page 2	dentons.com

the Opinion Document (as defined below) other than the Immunic shareholders as set out in the Registration Statement under the capitation “Tax Treatment of the Transaction” in the sub section “German Tax Consideration”.

1.4.

This opinion expresses and describes German legal concepts in English and not in their original forms. Therefore, it cannot be ruled out that due to differences of legal systems some words or phrases may have different connotations than the German words or phrases would have. Where English terms and expressions are used, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent German concepts under German tax law. Where we have included the relevant German expressions, these shall prevail over their English translation.

2.	Opinion Document

For the purposes of this opinion we have exclusively reviewed and relied on (the “Opinion Document”)

•	the Registration Statement without its Exhibits.

Capitalized terms used herein shall refer to the meaning given to them in the Opinion Document, unless defined otherwise herein.

3.	Assumptions

3.1.	The facts as laid out in the Opinion Document are true and correct.

3.2.

The respective parties to the Opinion Document and all corporations, partnerships, entities or individuals having obligations thereunder have acted and will act in all respects at all relevant times in conformity with the requirements and provisions of the Opinion Document.

3.3.

The Immunic AG shareholders are the beneficial owners (wirtschaftliche Eigentümer) within the meaning of section 39 paragraph 2 of the German General Tax Act (Abgabenordnung) of the respective underlying shares and dividends paid under such underlying shares.

4.	Opinion Statement

Based upon the foregoing and subject to the qualifications set out below, subject to the qualifications, assumptions and limitations stated in the Registration Statement and subject to matters not disclosed to us, we are of the opinion that the legal statements set forth under the capitation “Tax Treatment of the Transaction” in the sub section “German Tax Consideration”, insofar as such statements discuss the material German tax consequences for Immunic shareholders, represent our opinion with respect to and limited to the matters referred to therein.

5.	Who may rely on this Opinion

5.1.

This opinion is given solely to Immunic and solely in connection with the Opinion Document. It may not be relied upon by any other corporation, partnership, entity or individual or used for any other purpose and neither its contents nor its existence may be disclosed without our prior written consent. The opinion shall not create third party rights pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for the benefit of third parties (Vertrag mit Schutzwirkung zu Gunsten Dritter) or any other laws of Germany or any other country.

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5.2.

Our liability towards Immunic as well as towards third parties due to any kind of negligence in giving this opinion is limited to an amount of EUR 10 million for each case under the client agreements between Immunic and us. The competent courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction in connection with any disputes arising in connection with or in relation to this opinion.

5.3.

We agree that copies of this opinion may be made available to the Commission who, we understand, wishes to know that an opinion has been given and to be made aware of its terms. However, the Commission may not rely on this opinion in any way for its own benefit or for that of any other corporation, partnership, entity or individual.

5.4.	Apart from the above, we do not assume any liability towards corporations, partnerships, entities or individuals to whom this opinion is not addressed or who may not expressly rely thereon.

5.5.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Dentons Europe LLP